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                                                                  EXHIBIT 23(D)

        CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

  We hereby consent to (i) the inclusion of our opinion letter, dated September 11, 1997, to the Board of Directors of Western National Corporation (the "Company") as Annex B to the Proxy Statement/Prospectus of the Company relating to the proposed merger of Astro Acquisition Corp., an indirect wholly owned subsidiary of American General Corporation, with and into the Company and (ii) all references to DLJ in the sections captioned "Opinion of Western National's Financial Advisor," "Background of the Merger," and "Recommendation of the Board of Directors and Special Committee of the Company; Fairness of the Merger" as shown in the disclosure document of the Proxy Statement/Prospectus of the Company and the Prospectus of American General Corporation which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purpose of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          DONALDSON, LUFKIN & JENRETTE
                                           SECURITIES CORPORATION

                                                 /s/ Stephen A. Kiratsous
                                          By___________________________________
                                                   Stephen A. Kiratsous
                                                      Vice President
New York, New York
October 28, 1997